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                              CIBA-GEIGY AG, etal.

                                 [LETTERHEAD]


                               LETTER AGREEMENT

                                                        Basle, May 6, 1996

Dear Sirs:

We refer to the agreements set forth on Annex 1 hereto, among one or more of us and you (collectively, the "Agreements"). Capitalized terms used in this Letter Agreement but not defined shall have the meanings set forth in the Agreements.


Ciba-Geigy-Limited ("Ciba") and Sandoz Limited ("Sandoz") have agreed to effect a business combination, subject to approval by the relevant governmental entities. To effectuate this business combination, Ciba and Sandoz will form Novartis Limited, a Swiss corporation ("Novartis"), that will be owned initially 50% by Ciba and 50% by Sandoz. Ciba and Sandoz will thereafter combine with Novartis, as a result of which all the assets and liabilities of Ciba and Sandoz will become assets and liabilities of Novartis, each of Ciba and Sandoz will be absorbed by Novartis and cease separate legal existence, and the stockholders of Ciba and Sandoz will become the stockholders of Novartis (such transactions being referred to as the "Combination").




In connection with the Combination, we ask you to agree as follows:

1. If and to the extent applicable to any of the Agreements, including
   Section 5.01 of the Governance Agreement, and subject to execution and delivery of the

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   assignment and assumption agreements referred to in the next paragraph, Chiron (i) consents to the ownership by Novartis or any wholly owned subsidiary of Novartis of shares of Common Stock or shares of any Ciba subsidiary holding shares of Common Stock, in each case as and to the extent that the Agreements would, without regard to this Letter Agreement, permit Ciba to hold such shares of Common Stock or shares of a Ciba subsidiary holding such shares of Common Stock, (ii) agrees to waive any violations of any Agreement that may result solely from such ownership, and (iii) agrees that the Agreements shall be deemed amended to permit such ownership.



2. In connection with the Combination, Ciba's rights and obligations under the Agreements shall be assigned to, and assumed by, Novartis, and rights and obligations under the Agreements of any subsidiary of Ciba may be assigned to, and assumed by, a subsidiary of Novartis, by operation of law. Ciba agrees that Chiron may request in writing that Novartis deliver within a reasonable period following any such assignment and assumption an executed written assumption agreement reasonably satisfactory to Chiron pursuant to which Novartis or the applicable subsidiary of Novartis, agrees to be bound by the provisions of such Agreement. Subject to compliance with the preceding sentence, Chiron consents to such assignment and assumption of each Agreement, to the extent applicable to each such Agreement. Upon each such assignment and assumption, all references to Ciba or subsidiaries of Ciba in the Agreement assigned and assumed shall be deemed references to Novartis or subsidiaries of Novartis, as the case may be, all references to Ciba-Geigy Corporation or Ciba Biotech Partnership, Inc. shall be deemed references to the wholly owned subsidiary of Novartis assuming the obligations of such entity, and such Agreement shall be deemed to be amended accordingly.


3. Chiron confirms that, after giving effect to this Letter Agreement, the consummation of the Combination will not conflict with or give rise to any right of termination, cancellation or acceleration by Chiron or any of its subsidiaries, or the loss by Ciba or any of its subsidiaries of any benefit under, any of the Agreements.




4. The provisions of this Letter Agreement that amend, modify or otherwise affect any Agreement shall be governed by and construed in accordance with the choice of law provisions of such Agreement. All other provisions of this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. As used herein, the term "including" means including, without limitation. Except as expressly set forth herein, following the Combination each Agreement shall remain in full force and effect in accordance with its terms.

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                                    - 3 -

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us, whereupon this letter and your acceptance shall represent a binding agreement among each of us.


                                               Very truly yours,
                                               Ciba-Geigy Limited


                             by:

                             Name: /s/ Peter Sidler  /s/ Dr. Herbert Gut
                                  ------------------ -------------------------
                             Title: Peter Sidler     Dr. Herbert Gut
                                    Senior Tax and   Senior Division Counsel
                                   Corporate Counsel

                                         Ciba-Geigy Corporation


                             by:
                             Name: /s/ John McGraw
                                  ------------------
                             Title: Vice President




                                         Ciba Biotech Partnership, Inc.


                             by:
                             Name: /s/ John McGraw
                                  ------------------
                             Title: Vice President


The foregoing is hereby confirmed and accepted as of the date first above written.




                                         CHIRON Corporation


                             by:
                             Name: /s/ William G. Green
                                  -----------------------
                             Title: Senior Vice President


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                                                                        ANNEX A
                                                            to Letter Agreement



The Investment Agreement dated as of November 20, 1994 among Ciba-Geigy Limited, a Swiss Corporation ("Ciba"), Ciba-Geigy Corporation, a New York Corporation ("CGC"), Ciba Biotech Partnership, Inc., a Delaware Corporation ("Biotech"), and Chiron Corporation, a Delaware Corporation ("Chiron"), the Governance Agreement dated as of November 20, 1994 (the "Governance Agreement") among Ciba, CGC and Chiron, Market Price Option Agreement dated as of
November 20, 1994 among Ciba, CGC, Biotech and Chiron, Subscription Agreement dated as of November 20, 1994 among Ciba, Biotech and Chiron, Cooperation and Collaboration Agreement dated as of November 20, 1994 between Ciba and
Chiron, the Registration Rights Agreement between Biotech and Chiron dated as of November 20, 1994, the IgF Termination Agreement dated as of January 7,
1994 between Ciba and Chiron, the Registration and License Agreement on
Optical Mapping and Sequencing Technology (including the Side Letter thereto to which Ciba is a party) dated as of March 31, 1995 between Chiron and New York University, the CRU Research Services and Toll Research Services Agreements dated as of January 4, 1995 between Ciba Corning Diagnostics Corp. and Ciba, the Reimbursement Agreement dated as of March 24, 1995 between Ciba and Chiron, the NYU Registration and License Agreement dated as of April 2, 1995 between Ciba and Chiron and the Technology Transfer and Research Collaboration Agreement dated as of November 15, 1995 between Ciba and Chiron.